UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.___)

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☐     Preliminary Proxy Statement

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☐     Definitive Proxy Statement

☒     Definitive Additional Materials

☐     Soliciting Material Pursuant to §240.14a-12

QUALSTAR CORPORATION

(Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copy to:

Keith E. Gottfried, Esq.

Alston & Bird LLP

The Atlantic Building

950 F. Street, N.W.

Washington, DC 20004-1404

(202) 239-3679

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Qualstar Corporation, a California corporation (“Qualstar” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders in connection with its 2013 Annual Meeting of Shareholders and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”). In connection with its 2013 Annual Meeting, Qualstar has filed a definitive proxy statement and a WHITE proxy card with the SEC on June 4, 2013, and has commenced the mailing of a definitive proxy statement and WHITE proxy card to its shareholders.

Press Release issued on June 17, 2013

Attached hereto as Exhibit 1 is a press release that Qualstar issued on June 17, 2013 announcing a recommendation issued by Glass Lewis & Co. regarding the proposals to be voted upon at the 2013 Annual Meeting.

Additional Information and Where To Find It

In connection with its 2013 Annual Meeting, Qualstar has filed a definitive proxy statement and a WHITE proxy card with the SEC on June 4, 2013, and has commenced the mailing of a definitive proxy statement and WHITE proxy card to its shareholders. WE URGE INVESTORS AND SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND WHITE PROXY CARD FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT QUALSTAR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Qualstar with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at Qualstar’s website (www.qualstar.com) or by writing to Mr. Lawrence D. Firestone, President and Chief Executive Officer, Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, CA 93063. Copies of the proxy materials may be requested from the Company’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

Certain Information Regarding Participants in the Solicitation

Qualstar, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2013 Annual Meeting of Shareholders. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by Qualstar with the SEC in connection with the proxy solicitation.

EXHIBIT 1

FOR IMMEDIATE RELEASE

For more information, contact:

Mark H. Harnett / Paul Schulman	Vanessa Lehr/Annie Leschin
MacKenzie Partners, Inc.	Investor Relations
(212) 929-5500	StreetSmart Investor Relations
(415) 775-1788

GLASS LEWIS RECOMMENDS THAT SHAREHOLDERS VOTE THE WHITE

PROXY CARD IN SUPPORT OF ALL QUALSTAR BOARD NOMINEES

Qualstar Urges Shareholders To Vote White Proxy Card And

Reject BKF’s and Bronson’s Latest Attempt To Obtain Control Of Qualstar

Without Paying Shareholders A Control Premium

SIMI VALLEY, Calif., June 17, 2013 — Qualstar Corporation (NasdaqGM: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today announced that Glass Lewis & Co., a leading independent proxy advisory service, has recommended to its clients that shareholders vote the WHITE proxy card FOR all five of the Qualstar Board of Directors’ very experienced and highly qualified director nominees, Allen H. Alley, Chester Baffa, Lawrence D. Firestone, Gerald J. Laber and Daniel C. Molhoek, at Qualstar’s Annual Meeting of Shareholders to be held on June 28, 2013. Glass Lewis’ clients include institutional investors, mutual funds, pension funds and other fiduciaries.

In recommending that shareholders vote the WHITE proxy card FOR all five of the director nominees recommended by the Qualstar Board, Glass Lewis recognized that the replacement of the entire Qualstar Board being sought by BKF Capital Group, Inc. (OTCQB: BKFG) and its controlling shareholder, Steven N. Bronson, was unwarranted. Glass Lewis also took note of the substantial changes that have been made to the composition of the Qualstar Board and management team over the past year. If shareholders elect the Qualstar Board’s highly qualified and very experienced nominees –Allen H. Alley, Chester Baffa, Lawrence D. Firestone, Gerald J. Laber and Daniel C. Molhoek, the entire membership of the Qualstar Board, other than Mr. Firestone, Qualstar’s Chief Executive Officer, will have been replaced since the 2012 Annual Meeting.

The Glass Lewis report also recommended that shareholders vote the WHITE proxy card FOR the ratification of a shareholder rights plan adopted by the Qualstar Board following the commencement by BKF and Mr. Bronson of its unsolicited, coercive, partial tender offer last January. While BKF’s and Mr. Bronson’s abrupt termination of their unsolicited, coercive, partial tender offer eliminated the need for the Qualstar Board to make a recommendation at the time, it was the unanimous view of the Qualstar Board that the partial tender offer was inadequate and was not in the best interests of Qualstar and all of its shareholders. In recommending that shareholders vote the WHITE proxy card FOR the ratification of the shareholder rights plan, the Glass Lewis report stated:

“Although we would ordinary recommend that shareholders vote against the adoption of a poison pill, here, we recognize that the Company was facing some mitigating circumstances. Specifically, had the Partial Offer been completed and fully subscribed, BKF would have owned over 43% of the Company's common stock, giving them significant voting power over all matters requiring shareholder approval. Further, we believe that the Partial Offer could have been detrimental to non-tendering shareholders, as they would have been left holding an illiquid equity stake in a company effectively controlled by BKF. In our view, the Partial Offer would not have treated all Qualstar shareholders in an equitable manner. In light of this issue, coupled with the relatively low market premium implied by the Partial Offer (14.7%), we believe that the implementation of the Rights Agreement here was a reasonable course of action for the board to take. It's also worth noting that the Rights Agreement only has a term of one year (expiration date of no later than January 31, 2014), which we believe is acceptable. In light of these factors, we believe that the proposed Rights Agreement is in the best interests of shareholders.”

“We are very pleased that a well-respected, independent third party such as Glass Lewis has carefully reviewed the voting alternatives and recommends that shareholders vote for Qualstar's director nominees, selected by Qualstar for their extensive governance experience and outstanding qualifications,” said Lawrence D. Firestone, Qualstar’s President and Chief Executive Officer. “We are also gratified that the Glass Lewis report supports the decision of our Board, after careful consideration, to adopt a rights plan so as to protect our shareholders against BKF’s and Mr. Bronson’s unsolicited, coercive, partial tender offer. This Board and our nominees remain committed to taking the actions necessary to protect our shareholders against abusive or coercive tactics used by a potential acquirer seeking to gain control of Qualstar without paying all shareholders a fair price for their shares.”

To protect the value of their investment, Qualstar strongly recommends that all shareholders vote for their Board’s highly qualified nominees on the WHITE proxy card TODAY—by telephone, Internet, or by signing, dating and returning the WHITE proxy card.

Shareholders that need assistance in voting their shares or have any questions are urged to call Qualstar’s proxy solicitor, Mackenzie Partners, Inc., at (800) 322-2885 (Toll Free) or at (212) 929-5500.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased global competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Additional Information and Where To Find It

In connection with its 2013 Annual Meeting of Shareholders, Qualstar has filed a definitive proxy statement and a WHITE proxy card with the SEC on June 4, 2013, and has mailed the definitive proxy statement and WHITE proxy card to its shareholders. WE URGE INVESTORS AND SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND WHITE PROXY CARD FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT QUALSTAR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Qualstar with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at Qualstar’s website (www.qualstar.com) or by writing to Mr. Lawrence D. Firestone, President and Chief Executive Officer, Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, CA 93063. In addition, copies of the definitive proxy materials may be requested from the Company’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

Certain Information Regarding Participants in the Solicitation

Qualstar, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2013 Annual Meeting of Shareholders. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by Qualstar with the SEC in connection with the proxy solicitation.